UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                           DARLING INTERNATIONAL INC.
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $0.01 PER SHARE
                         (Title of Class of Securities)


                                    237266101
                                 (CUSIP Number)

                                  MAY 13, 2002
             (Date of Event Which Requires Filing of this Statement)

            Check the appropriate box to designate the rule pursuant
                        to which this Schedule is filed:

         [X] Rule 13d-1(b)

         [X] Rule 13d-1(c)

         [ ] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

----------------------                                       -------------------
CUSIP NO. 237266101                                          Page 2 of 12 Pages
----------------------                                       -------------------

1  NAMES OF REPORTING PERSONS

   GL Partners II, LLC

   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [ ]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    -0-
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     3,836,074 shares
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       -0-
     PERSON         ------------------------------------------------------------
      WITH       8  SHARED DISPOSITIVE POWER
                    3,836,074 shares
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   3,836,074 shares
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   6.2%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   OO
   -----------------------------------------------------------------------------

----------------------                                       -------------------
CUSIP NO. 237266101                                          Page 3 of 12 Pages
----------------------                                       -------------------

1  NAMES OF REPORTING PERSONS

   Avenue Capital Partners II, LLC

   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [ ]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    -0-
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     3,836,074 shares
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       -0-
     PERSON         ------------------------------------------------------------
      WITH       8  SHARED DISPOSITIVE POWER
                    3,836,074 shares
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   3,836,074 shares
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   6.2%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   OO
   -----------------------------------------------------------------------------

----------------------                                       -------------------
CUSIP NO. 237266101                                          Page 4 of 12 Pages
----------------------                                       -------------------

1  NAMES OF REPORTING PERSONS

   Avenue Special Situation Fund II, LP

   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [ ]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    -0-
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     3,836,074 shares
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       -0-
     PERSON         ------------------------------------------------------------
      WITH       8  SHARED DISPOSITIVE POWER
                    3,836,074 shares
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   3,836,074 shares
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   6.2%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   PN
   -----------------------------------------------------------------------------

----------------------                                       -------------------
CUSIP NO. 237266101                                          Page 5 of 12 Pages
----------------------                                       -------------------

1  NAMES OF REPORTING PERSONS

   Avenue Capital Management II, LLC

   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [ ]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    -0-
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     3,836,074 shares
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       -0-
     PERSON         ------------------------------------------------------------
      WITH       8  SHARED DISPOSITIVE POWER
                    3,836,074 shares
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   3,836,074 shares
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   6.2%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IA
   -----------------------------------------------------------------------------

----------------------                                       -------------------
CUSIP NO. 237266101                                          Page 6 of 12 Pages
----------------------                                       -------------------

1  NAMES OF REPORTING PERSONS

   Mark Lasry

   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [ ]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   United States
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    -0-
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     6,538,530 shares
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       -0-
     PERSON         ------------------------------------------------------------
      WITH       8  SHARED DISPOSITIVE POWER
                    6,538,530 shares
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   6,538,530 shares
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   10.5%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

ITEM 1(a). NAME OF ISSUER:

           Darling International Inc.

ITEM 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

           251 O'Connor Ridge Boulevard
           Suite 300
           Irving, Texas  75038

ITEM 2(a). NAME OF PERSON FILING:

           This Schedule is being jointly filed by:

           (i) Avenue Special Situation Fund II, LP, a Delaware limited partnership (the "Partnership"), with respect to shares held by it;

           (ii) Avenue Capital Partners II, LLC, a Delaware limited liability company which is the general partner of the Partnership (the "General Partner"), with respect to the shares held by the Partnership;

           (iii) GL Partners II, LLC, a Delaware limited liability company which is the managing member of the General Partner (the "Managing Member"), with respect to the shares held by the Partnership;

           (iv) Avenue Capital Management II, LLC, a Delaware limited liability company and the investment advisor to the Partnership (the "Advisor"), with respect to the shares held by the Partnership; and

           (v) Mark Lasry, managing member of the Managing Member and the Advisor ("Lasry"), with respect to the shares held by the Partnership and certain other entities.

ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

           535 Madison Avenue
           15th Floor
           New York, NY 10022

ITEM 2(c). CITIZENSHIP:

           (i) The General Partner, the Managing Member and the Advisor are each a Delaware limited liability company
           (ii)  The Partnership is a Delaware limited partnership
           (iii) Mr. Lasry is a United States citizen

ITEM 2(d). TITLE OF CLASS OF SECURITIES:

           Common Stock, par value $0.01 per share

ITEM 2(e). CUSIP NUMBER:

           237266101

ITEM 3. IF THIS  STATEMENT IS FILED PURSUANT TO RULES  13D-1(b),  OR 13D-2(b) OR
        (c), CHECK WHETHER THE PERSON FILING IS A:

        (a) [ ] Broker or Dealer registered under section 15 of the Act,

        (b) [ ] Bank as defined in section 3(a)(6) of the Act,

        (c) [ ] Insurance Company as defined in section  3(a)(19) of the Act,

        (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,

        (e) [X] An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E)

        (f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F),

        (g) [ ] A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G),

        (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act,

        (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940,

        (j) [ ] A group, in accordance with ss.13d-1(b)(1)(ii)(J).

ITEM 4. OWNERSHIP.

     THE PARTNERSHIP:

        (a)  Amount beneficially owned: 3,836,074 shares

        (b)  Percent of class: 6.2%

        (c)  Number of shares as to which such person  has:
             (i)   Sole power to vote or to direct the vote: None
             (ii)  Shared power to vote or to direct the vote: 3,836,074 shares
             (iii) Sole power to dispose or to direct the disposition of: None
             (iv)  Shared  power to dispose or to direct  the  disposition  of:
                   3,836,074 shares

     THE GENERAL PARTNER:

        (a)  Amount beneficially owned: 3,836,074 shares

        (b)  Percent of class: 6.2%

        (c)  Number of shares as to which such person  has:
             (i)   Sole power to vote or to direct the vote: None
             (ii)  Shared power to vote or to direct the vote: 3,836,074 shares
             (iii) Sole power to dispose or to direct the disposition of: None
             (iv)  Shared  power to dispose or to direct  the  disposition  of:
                   3,836,074 shares

     THE MANAGING MEMBER:

        (a)  Amount beneficially owned: 3,836,074 shares

        (b)  Percent of class: 6.2%

        (c)  Number of shares as to which such person  has:
             (i)   Sole power to vote or to direct the vote: None
             (ii)  Shared power to vote or to direct the vote: 3,836,074 shares
             (iii) Sole power to dispose or to direct the disposition of: None
             (iv)  Shared power to dispose or to direct the disposition of:
                   3,836,074 shares

     THE ADVISOR:

        (a)  Amount beneficially owned: 3,836,074 shares

        (b)  Percent of class: 6.2%

        (c)  Number of shares as to which such person  has:
             (i)   Sole power to vote or to direct the vote: None
             (ii)  Shared power to vote or to direct the vote: 3,836,074 shares
             (iii) Sole power to dispose or to direct the disposition of: None
             (iv)  Shared  power to dispose or to direct  the  disposition  of:
                   3,836,074 shares

     LASRY:

        (a)  Amount beneficially owned: 6,538,530 shares

        (b)  Percent of class: 10.5%

        (c)  Number of shares as to which such person  has:
             (i)   Sole power to vote or to direct the vote: None
             (ii)  Shared power to vote or to direct the vote: 6,538,530 shares
             (iii) Sole power to dispose or to direct the disposition of: None
             (iv)  Shared  power to dispose or to direct  the  disposition  of:
                   6,538,530 shares

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     Not applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     Other entities directly or indirectly managed by one or more of the reporting persons have the right to receive dividends from, or the proceeds from the sale of, the shares of Common Stock reported herein. Any such party does not beneficially own more than 5% of the class.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

     Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

     Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

     Not applicable.

ITEM 10. CERTIFICATION.

     By signing below I (we) certify that, to the best of my (our) knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After  reasonable  inquiry and to the best of my (our)  knowledge and belief,  I
(we) certify that the information set forth in this statement is true, complete and correct.


Dated: February 18, 2003


GL PARTNERS II, LLC                         AVENUE CAPITAL MANAGEMENT II, LLC

/s/ Mark Lasry                              /s/ Mark Lasry
----------------------------------          ------------------------------------
By: Mark Lasry                              By: Mark Lasry
Title: Managing Member                      Title: Managing Member


AVENUE CAPITAL PARTNERS II, LLC             AVENUE SPECIAL SITUATION FUND II, LP
By: GL Partners II, LLC,                    By: Avenue Capital Partners II, LLC
    Its managing member                         Its general partner
                                            By: GL Partners II, LLC
/s/ Mark Lasry                                  Its managing member
----------------------------------
By: Mark Lasry                              /s/ Mark Lasry
Title: Managing Member                      ------------------------------------
                                            By: Mark Lasry
/s/ Mark Lasry                              Title: Managing Member
----------------------------------
MARK LASRY, an individual

                             JOINT FILING AGREEMENT

GL Partners II, LLC, Avenue Capital Partners II, LLC, and Avenue Capital Management II, LLC, each a Delaware limited liability company; Avenue Special Situation Fund II, LP, a Delaware limited partnership; and Mark Lasry, an individual, hereby agree to file jointly the statement on Schedule 13G to which this Agreement is attached and any amendments thereto which may be deemed necessary, pursuant to Regulation 13D-G under the Securities Exchange Act of 1934.

It is understood and agreed that each of the parties hereto is responsible for the timely filing of such statement and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein, but such party is not responsible for the completeness and accuracy of information concerning any other party unless such party knows or has reason to believe such information is inaccurate.

It is understood and agreed that a copy of this Agreement shall be attached as an exhibit to the statement on Schedule 13G, and any amendments thereto, filed on behalf of each of the parties hereto.

Dated: February 18, 2003




GL PARTNERS II, LLC                         AVENUE CAPITAL MANAGEMENT II, LLC

/s/ Mark Lasry                              /s/ Mark Lasry
-------------------------------------       ------------------------------------
By: Mark Lasry                              By: Mark Lasry
Title: Managing Member                      Title: Managing Member


AVENUE CAPITAL PARTNERS II, LLC             AVENUE SPECIAL SITUATION FUND II, LP
By: GL Partners II, LLC,                    By: Avenue Capital Partners II, LLC
    Its managing member                         Its general partner
                                            By: GL Partners II, LLC
/s/ Mark Lasry                                  Its managing member
-------------------------------------
By: Mark Lasry                              /s/ Mark Lasry
Title: Managing Member                      ------------------------------------
                                            By: Mark Lasry
/s/ Mark Lasry                              Title: Managing Member
-------------------------------------
MARK LASRY, an individual